Exhibit 99.3

Our consolidated financial statements included are as follows:

F-1	Condensed Consolidated Balance Sheets as of September 30, 2018 (unaudited) and December 31, 2017;
F-2	Condensed Consolidated Statements of Operations for the nine months ended September 30, 2018 and 2017 (unaudited);
F-3	Condensed Consolidated Statements of Cash Flow for the nine months ended September 30, 2018 and 2017 (unaudited);
F-4	Notes to Condensed Consolidated Financial Statements.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the SEC instructions to Form 10-Q. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the interim period ended September 30, 2018 are not necessarily indicative of the results that can be expected for the full year.

CARESPEAK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2018 (UNAUDITED) AND DECEMBER 31, 2017

	September 30,	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$295,596	$135,210
Accounts receivable	134,446	129,382
Prepaid expenses	-	-
Other current assets	83,654	18,900
Total Current Assets	513,696	283,492
Property and equipment, net	3,340	2,483
TOTAL ASSETS	$517,036	$285,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$760	$-
Accrued expenses	106,387	74,890
Deferred revenue	70,988	74,880
Total Liabilities	178,135	149,770

Stockholders' Equity
Common stock, with no par value, 200,000 authorized and 1,087 shares issued and outstanding at September 30, 2018 and December 31, 2017	-	-
Additional paid-in-capital	360,099	356,445
Accumulated deficit	(21,198)	(220,240)
Total Stockholders' Equity	338,901	136,205
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$517,036	$285,975

The accompanying notes are an integral part of these financial statements.

CARESPEAK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

	September 30,	September 30,
	2018	2017

NET REVENUE
Revenue	$906,599	$451,590
General & Administrative Expenses	707,559	486,264
INCOME FROM OPERATIONS	199,040	(34,673)

OTHER INCOME
Interest income	2	2
TOTAL OTHER INCOME	2	2
INCOME BEFORE PROVISION FOR INCOME TAXES	199,042	(34,671)
PROVISION FOR INCOME TAXES	-	-
NET INCOME	$199,042	$(34,671)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC & DILUTIVE	1,087	1,087

NET INCOME PER SHARE: BASIC & DILUTIVE	$183.11	$(31.90)

The accompanying notes are an integral part of these financial statements.

CARESPEAK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

	For the Nine Months Ended
	September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income for the period	$199,042	$(34,671)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,150	1,575
Stock compensation	3,654	3,358
Changes in:
Accounts receivable	(5,063)	(11,203)
Other assets	(64,754)	(700)
Accounts payable	760
Accrued expenses	31,497	(17,083)
Deferred revenue	(3,892)	42,561
NET CASH USED IN OPERATING ACTIVITIES	163,394	(16,163)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,008)	-
NET CASH USED IN INVESTING ACTIVITIES:	(3,008)	-

CASH FLOWS FROM FINANCING ACTIVITIES:	-	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	-
NET CHANGE IN CASH AND CASH EQUIVALENTS	160,386	(16,163)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	135,210	154,431
CASH AND CASH EQUIVALENTS - END OF PERIOD	295,596	138,268

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	-	-
Cash paid for income taxes	-	-

The accompanying notes are an integral part of these financial statements.

CARESPEAK COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2018

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

CareSpeak Communications, Inc. is a technology solutions company that provides digital messaging services to the healthcare industry. Through its cloud based Mobile Health Messenger (“MHM”) Platorm, the Company provides interactive health messaging for improved medication adherence and care coordination. The Company’s HIPAA-compliant, automated, mobile messaging platforms allows pharmaceutical manufactures and related entities to directly engage with patients to improve regimen compliance.

The consolidated financial statements for the nine months ended September 30, 2018 and 2017, have been prepared by us without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments necessary to present fairly our financial position, results of operations, and cash flows as of September 30, 2018 and 2017, and for the periods then ended, have been made. Those adjustments consist of normal and recurring adjustments. The consolidated balance sheet as of December 31, 2017, has been derived from the audited consolidated balance sheet as of that date. Certain items in the 2017 financial statements have been reclassified to conform with the 2018 presentation.

Certain information and note disclosures normally included in our annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with a reading of the financial statements and notes thereto included as exhibit 99.1 to this Form 8K.

The results of operations for the nine months ended September 30, 2018, are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made in our consolidated financial statements for the prior periods to conform to the presentation of our consolidated financial statements for the current periods.

NOTE 2 – NEW FINANCIAL ACCOUNTING STANDARDS

On January 1, 2018, we adopted the new accounting standard ASC 606, Revenue from Contracts with Customers, and all of the related amendments (“new revenue standard”). Adoption of this new standard had no impact on our financial statements.

CARESPEAK COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2018

NOTE 3 – STOCKHOLDERS’ EQUITY AND SHARE BASED PAYMENTS

We issued no equity in either the nine months ended September 30, 2018, or 2017. We did issue options in 2017.

We use the fair value method to account for stock-based compensation. We recorded $3,654 and $3,358 in compensation expense in the nine months ended September 30, 2018 and 2017, respectively, related to options issued under our stock-based incentive compensation plan. This includes expense related to options issued in prior years for which the requisite service period for those options includes the current year, and options granted in the current year. The assumptions used in this model were similar to the assumptions set forth in our annual financial statements for 2017 attached as exhibit 99.1 to this Current Report on Form 8-K related to grants in 2017. There is $8,417 of remaining expense related to unvested options to be recognized in the future.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Litigation

The company is not involved in any legal proceedings.

NOTE 5 – SUBSEQUENT EVENTS

On October 17, 2018, 100% of the stock of the Company was purchased by OptimizeRx Corporation, a Nevada corporation. All Company Options outstanding immediately prior to the effective time of the Closing were cancelled. All Option holders received consideration for the cancellation in accordance with the Stock Purchase Agreement by and Among CareSpeak Communications, Inc. and OptimizeRx Corporation.